EXHIBIT 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, FL  33401

NEWS RELEASE

CRUZAN INTERNATIONAL, INC.

ANNOUNCES AGREEMENT FOR SALE OF CONTROLLING INTEREST

WEST PALM BEACH, FLORIDA – June 3, 2005 – Cruzan International, Inc. (AMEX: RUM) (the “Company”), producer and distributor of the Cruzan line of rums from the Virgin Islands and a leading distiller of rum and brandy, and importer and marketer of premium branded spirits, announced today that Angostura, Ltd. (“Angostura”), the Company’s controlling stockholder, has entered into a Stock Purchase Agreement with  V&S Vin & Sprit AB, the Swedish based international wine and spirits company (“V&S”), pursuant to which V&S agreed to purchase Angostura’s controlling interest in the Company.

Upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, V&S agreed to purchase all 4,294,583 shares of the Company’s common stock beneficially owned by Angostura (currently representing approximately 67.8% of the Company’s outstanding common stock) for an aggregate consideration of $121,837,320.00, or $28.37 per share.  The Stock Purchase Agreement is subject to normal closing conditions, including the approval of the board of directors of the Company.  In connection with such approval and any other related issues, the Company’s board of directors has appointed a special committee of independent directors.  The purchase and sale is expected to close on or before September 30, 2005.  V&S has announced that it intends to offer the Company’s minority stockholders equitable treatment.  The Company expects to continue to operate with its current management and, until the closing date, its current board of directors.

Since 2003, the Company has had a distribution agreement with V&S that provides for joint marketing and for the distribution by V&S of Cruzan products in certain international spirits markets.

Commenting on the sale, Jay S. Maltby, Chairman and Chief Executive Officer said, “Angostura has been an extremely supportive controlling shareholder, and we regret the end of our relationship.  We are, however, extremely excited to have the opportunity to continue to work with, and have the further support of, V&S, one of the premier worldwide beverage alcohol brand marketers.  We expect that the sale of controlling interest to V&S will now position the Cruzan brand into a much wider international distribution network.

Mr. Maltby continued, “The price paid by V&S validates the shareholder value the Company has built as a result of our efforts to develop and market the Cruzan brand both in the U.S. and throughout the world.”

The Company does not expect this announcement to impact the Company’s ongoing rights offering, which is scheduled to expire at 5:00 p.m. Eastern Time on Tuesday, June 21, 2005.  The rights offering grants holders of the Company’s common stock held as of the close of business on May 20, 2005 (except Angostura and its affiliates) nontransferable subscription rights to purchase in the aggregate up to 408,787 shares of the Company’s common stock at a subscription price of $13.91.

About the Company

Cruzan International, Inc. is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  The Company intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Risks that May Affect Future Results” in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.  As a result, future results may differ materially from the expected results represented by the forward looking-statements contained in this press release.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William Viggiano, Vice President & Controller
561-655-8977